EXHIBIT 99.1




                                             Contact:  Neil Lefort
                                             Vice President, Investor Relations
                                             (630) 527-4344

MOLEX REPORTS 2003 FISCAL FOURTH QUARTER AND YEAR-END RESULTS INCLUDING PREVIOUSLY ANNOUNCED RESTRUCTURING CHARGE;PROVIDES OUTLOOK FOR FISCAL 2004


Lisle, IL, USA - July 23, 2003 -- Molex Incorporated (NASDAQ:MOLX and MOLXA), a global electronic components company, today reported results for its fiscal fourth quarter and fiscal year ended June 30, 2003 and provided initial guidance for its fiscal year ending June 30, 2004.


Restructuring Actions
---------------------
On May 29, 2003, the Company announced its intention to record a pretax restructuring charge of approximately $38 to $40 million in its fourth fiscal quarter ending June 30, 2003. The charge primarily related to the company's active fiber optic operations for the telecom infrastructure market. Included in the fourth quarter and fiscal year results, is the actual pretax restructuring charge of $40.1 million, or $28.6 million net after tax. It is estimated that the elimination of costs associated with these operations should result in a positive addition to FY04 earnings per share of approximately $0.05.


Fourth Quarter Results
----------------------
Revenues of $476.1 million increased 4.3 percent from last year's fourth quarter of $456.3 million. Revenues in local currencies declined 0.8 percent; however, currency translation increased net revenues by $23.4 million compared with last year's fourth quarter. Results for the fourth quarter included an after tax restructuring charge of $28.6 million. Net income was $2.0 million and earnings per share were $0.01. Currency translation did not have a corresponding favorable impact on net income, as the major portion of the revenue translation occurred in Europe where current profitability is low.


Fourth Quarter Results Prior to Restructuring Charge
----------------------------------------------------
Pro-forma net income prior to the restructuring charge was $30.5 million, compared with last year's fourth quarter net income of $27.3 million. Net return on sales was 6.4 percent, compared with 6.0 percent in the same quarter last year. Earnings per share were $0.16, an increase of 14.3 percent compared with the $0.14 reported in the same quarter last year.

Joe King, Vice-Chairman and Chief Executive Officer, said, "While local currency sales were basically flat versus last year's fourth quarter, local currency net income from operations increased 10.4 percent, primarily due to the Company's aggressive cost reduction programs. Business in the Far East improved during the quarter, and while our customers in the U.S. remain cautious, we believe the tone of business is gradually becoming more positive."

Looking at our regional results compared to last year's fiscal fourth quarter, in the Americas, revenues declined 6.2 percent as demand remains challenging in the fiber optics, telecom, and corporate infrastructure related markets.
In the Far East South, revenues increased 19.6 percent in dollars and 18.7 percent in local currency. In this region we continue to build upon our advantage as the largest supplier, by introducing many new products for our
global customers who continue to transfer manufacturing to the region.   In
the Far East North (Japan and Korea), revenues increased 13.0 percent in dollars and 5.7 percent in local currencies, primarily driven by our leadership position in the exciting digital electronics market. In Europe, revenues in local currency declined by 11.6 percent, reflecting the impact of customers continuing to transfer production to the Far East, as well as the difficult conditions in many of Europe's larger economies. Revenues in dollars increased by 9.0 percent, as the region was helped by currency translation due to the gain in the Euro.

King continued, "Gross profit margin prior to the charge was 33.7 percent, an increase when compared with the prior year's fourth quarter gross margin of
32.2 percent. Gross profit margin prior to the charge also improved modestly from the March prior quarter. Looking forward, we believe gross profit margins will remain highly correlated to sales levels. Our balance sheet remains strong with the Company effectively managing its cash flow. Our quarter ending cash balance increased sequentially by $16.2 million to $350.2 million."

Backlog
--------
The Company's backlog on June 30, 2003 stood at $185.6 million, compared with $203.5 million a year ago. Without the impact of changes to currency rates, the backlog would have been $178.5 million. Orders for the June quarter increased 3.9 percent compared with last year's fourth quarter.


The Company includes in reported backlog only those items having both a purchase order and a scheduled delivery date. However, industry practice is increasingly moving toward indication orders, where customers initially provide a forecast as opposed to a purchase order. In those cases, the recording of the order in the Company's backlog is delayed until the customer requests shipment, at which time the order is also removed from backlog. As transactions under this practice are not included in the ending backlog, the Company advises caution in relying on the backlog as a single leading indicator. The Company anticipates that this industry trend will continue.

Full Fiscal Year Results
------------------------
Revenues for the year ended June 30, 2003 were $1.843 billion, compared with $1.711 billion in the prior fiscal year period, a 7.7 percent increase.
Revenue in local currencies increased 3.7 percent, as currency translation increased revenue by $67.8 million compared with the prior fiscal year period. Restructuring charges net of tax included in the results for the year ended June 30, 2003 were $28.6 million, and were $20.3 million in the year ended June 30, 2002. Net income was $84.9 million compared with last year's $76.5
million.   Earnings per share were $0.44 compared with last year's $0.39.
For the fiscal year ended June 30, 2003, currency translation increased net income by $2.1 million.

Full Fiscal Year Results Prior to Restructuring Charges
-------------------------------------------------------
Prior to the charges, pro-forma net income for the year ended June 30, 2003 was $113.4 million compared with last year's pro-forma net income of $96.8 million. Earnings per share were $0.59 compared with $0.49 reported for the prior fiscal year.

Research and Development Expenditures and Capital Spending
-----------------------------------------------------------
Research and development expenditures for the fourth quarter were $27.9 million, a 2.0 percent decrease when compared with $28.5 million for the same period last year. R&D expenditures for the full fiscal year were $117.0 million, versus $111.8 million for the same period last year.

Capital expenditures for the fourth quarter were $43.5 million, versus $45.5
million for the same period last year.   Capital expenditures for the full
fiscal year were $171.2 million, versus $172.5 million for the same period last year.


September Quarter and FY04 Outlook
----------------------------------
The global economy continues to be challenging, particularly in Europe. The Company expects that its strength in the Far East will continue to drive performance, and that a modest improvement in the overall markets it serves should begin during the remainder of calendar 2003. While visibility remains difficult, recent estimates indicate that inventory within the supply chain, especially in the OEM and distribution channels, is now at somewhat lower than normal levels. As a result, should demand improve, the Company would anticipate a fairly quick impact on revenue.

Based on these conditions, the Company expects that revenues for the first fiscal quarter ending September 30, 2003, traditionally the Company's slowest quarter, will be in a range of $470 to $480 million. Based on these revenues, the Company expects that earnings per share will be in a range of $0.15 - $0.16.

The Company expects for the full fiscal year ending June 30, 2004, revenues in a range of $1.975 - $2.050 billion, an increase of 7 - 11 percent versus FY03. Net income is expected to grow faster than revenues, due to leverage from the higher volume and the cost reductions implemented during fiscal FY03. Earnings per share are estimated to be in a range of $0.72 - $0.82, which includes a positive effect of approximately $0.05 due to the restructuring charge announced on May 29, 2003.

The Company expects capital spending in FY04 to be modestly lower than FY03, in a range of $160 to $170 million. Capital spending will be primarily focused on assets directly related to revenue, or to the expansion of capabilities in
lower cost locations.    Capacity utilization of indirect or generic
manufacturing assets is currently below normal levels, and as a result, the Company will continue to control spending in these areas.

The Company will provide additional commentary on its operations at its annual analysts meeting tomorrow July 24, 2003. Please see note below.

Stock Buyback Actions
---------------------
During the quarter, the Company repurchased 675,000 shares of MOLXA common stock, at a total cost of $15.0 million. For the fiscal year ended June 30, 2003, the Company repurchased 3,352,500 shares of MOLXA common stock for a total cost of $75.0 million. These purchases were done under a $100 million Board authorization for the full fiscal year ending June 30, 2003.


Note:  	Molex will hold an Analysts Meeting on Thursday, July 24, 2003.  The location is the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, Illinois. The meeting will begin at 10:00 a.m. and end at 3:30 p.m. CDT.


Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

The Company's Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company's website at www.molex.com.

Molex Incorporated is a 65-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 55 manufacturing facilities in 19 countries and employs approximately 17,275 people.





Editor's note: Molex is traded on the NASDAQ National Market System in the United States, on the London Stock Exchange and (MOLX) is included in the S&P 500 Index and the NASDAQ 100.







                              MOLEX INCORPORATED
                QUARTER AND YEAR ENDED JUNE 30, 2003 and 2002
                        (000) omitted except per share
                                   unaudited
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                      Quarter Ended          Year Ended
                                         June 30              June 30
                                   ------------------   ----------------------
                                      2003     2002       2003         2002
                                   --------  --------   ----------  ----------
Net Revenue                        $476,066  $456,277   $1,843,098  $1,711,497
Gross Profit                        155,259   147,114      609,741     542,035
Selling and Administrative Expense  150,237   113,872      501,279     441,907
Interest Expense/(Income), Net       (1,609)   (1,940)      (8,166)     (5,986)
Other Expense / (Income)              5,991      (788)       6,586      12,893
                                   --------  --------   ----------  ----------
Income Before Income Taxes              640    35,970      110,042      93,221
Taxes and Minority Interest          (1,324)    8,634       25,124      16,742
                                   --------  --------   ----------  ----------
Net Income                         $  1,964  $ 27,336   $   84,918  $   76,479
                                   --------  --------   ----------  ----------

As a Percentage of Revenues            0.4%      6.0%         4.6%        4.5%


Earnings Per Share                    $0.01     $0.14        $0.44       $0.39


Weighted Average Shares
 Outstanding                        192,322   195,358      193,229     195,986




                              CONDENSED CONSOLIDATED BALANCE SHEET

                                              June 30
                                      ----------  ----------
                                          2003        2002

ASSETS                                ----------  ----------
Cash and Short-Term Investments       $  350,211  $  313,325
Receivables                              396,777     386,150
Inventories                              179,247     167,253
Other Current Assets                      38,864      48,615
                                      ----------  ----------
Total Current Assets                     965,099     915,343

Property, Plant & Equipment (net)      1,013,318   1,067,590
Other Assets                             361,832     270,987
                                      ----------  ----------
                                      $2,340,249  $2,253,920
                                      ----------  ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities                   $  361,817  $  359,593
Deferred Liabilities                       6,122       6,346
Long-Term Debt                            13,137      14,223
Minority Interest                            752         481
Other Liabilities                         61,849      45,625
Shareholders' Equity                   1,896,572   1,827,652
                                      ----------  ----------
                                      $2,340,249  $2,253,920
                                      ----------  ----------